Registration No. 333-61800
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                     ------------------------------------

                                   FORM S-8/A
                               (Amendment No. 1)
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            (Filed on May 29, 2001)
                     ------------------------------------

                            PRIME COMPANIES, INC.
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   52-2031531
     (STATE OR OTHER JURISDICTION                       (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)


                               409 Center Street
                           Yuba City, California 95991
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                        CONSULTING AGREEMENT OF BRENT FOUCH
                               (FULL TITLE OF PLAN)

                                ------------------

                         Stephen Goodman, Secretary/Treasurer
                                  409 Center Street
                              Yuba City, California 95991
                                   530 755 3580
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                ------------------

                                     COPY TO:
                              Pfeffer & Williams, PC
                         155 Montgomery Street, Suite 609
                              San Francisco, CA 94104
                                   415 296 7272

                                ------------------

                          CALCULATION OF REGISTRATION FEE

Title of Securities Amount being  Proposed Maximum  Proposed Maximum   Amount of
 To be registered    Registered(1)  Offering price      Aggregate   Registration
                                     Per Share (2)    Offering Price      Fee
Common Stock, par       675,000         $.10         	    $67,500       $16.88
Value $.0001 per share

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, on the basis of the price of the Common Stock as reported on the NASD OTC Bulletin Board on the 24th. day of May, 2001.




                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                              PRIME COMPANIES, INC.

                675,000 SHARES OF COMMON STOCK, $.0001 PAR VALUE
                  ISSUED PURSUANT TO A CONSULTING AGREEMENT

     This Prospectus is a part of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by Prime Companies, Inc. (the "Company" or the "Registrant"). This Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

     The Consulting Agreement, together with the information contained in Items 1 and 2 of Part I hereof and the documents incorporated by reference in
Item 3 of Part II of the Registration Statement, taken together, are intended to constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and Rule 428 of the General Rules and Regulations of the Commission thereunder.

     The Company's Common Stock is listed for trading on the NASD Bulletin Board under the symbol PRMC.


ITEM 1.  PLAN INFORMATION

     The 675,000 shares of the Company's common stock, $.0001 par value per share, to which this Registration Statement relates are being issued pursuant to a Consulting Agreement (the "Agreement") with Brent Fouch (the "Employee") for services rendered for the Company by the Employee. The Agreement is filed as part of this Registration Statement as an exhibit.

     The common stock registered hereby (the "Common Stock") is not subject to any provisions of the Employee Retirement Income Security Act of 1974. The Common Stock is treasury stock, and no shares thereof will be purchased in the open market by the Registrant. There are no restrictions imposed upon the Employees in the resale of the Common Stock within the United States except those imposed by Federal or state securities laws and regulations. The receipt of the Common Stock may be considered income and may give rise to Federal and state income taxation for the Employee, who is advised to consult with an advisor concerning taxation arising from receipt of the Common Stock. The Registrant anticipates that it will have a corresponding deduction for income tax purposes as compensation paid to the Employee.

     Any person to whom the securities will be issued under this Registration Statement may receive additional information concerning the Company, the Agreement, this Registration Statement or other information, without charge, upon written or oral request made to Prime Companies, Inc., 409 Center Street, Yuba City, CA 95991, and its telephone number is 530-755-3580.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference as specified in Item 3 of Part II of the Registration Statement of which this Prospectus forms a part exclusive of exhibits thereto unless such exhibits are specifically incorporated by reference into the information that has been incorporated into this Prospectus and any other documents required to be delivered pursuant to Rule 428(b) of the General Rules and Regulations of the Commission. Requests for any of the foregoing should be directed to Stephen Goodman, 2975 Treat Boulevard, Suite C-8, Concord, California. His telephone number is 925-687-9669.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the issuer or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or any offer of such shares of Common Stock to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to such date.




                 The date of this Prospectus is April 16, 2002.




                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and any and all amendments thereto filed by Prime Companies, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     Any document filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") through and subsequent to the date hereof and prior to the termination of the offering of the securities subject hereto.


ITEM 4.  DESCRIPTION OF SECURITIES

     Under the Company's Certificate of Incorporation, the authorized capital stock of the Company consists of 150,000,000 shares, of which 100,000,000 shares are Common Stock and 50,000,000 shares are Preferred Stock. As of the date of this Prospectus, the Company had 26,817,296 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

     The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, filed as an exhibit hereto.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Certificate of Incorporation, including provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which may be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.


ITEM 8.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

     3.1   Consent of Stonefield Josephson, Inc.

     5.1   Opinion of Pfeffer & Williams, PC

     10.1  Consulting Agreement

     23.2  Consent of Pfeffer & Williams, PC (contained in Exhibit 5.1)


ITEM 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          iii. To include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of California, on the 16th Day of April, 2002.

                                     PRIME COMPANIES, INC.


                                     By: /s/ Norbert J. Lima
                                        ------------------------------------
                                     Norbert J. Lima, Chief Executive Officer



                                     By: /s/ Stephen Goodman
                                        ------------------------------------
                                     Stephen Goodman, Chief Financial Officer


                             ----------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

       SIGNATURE                        TITLE                     DATE



/s/ Norbert J. Lima                    Director                April 16, 2001.
- ----------------------------------
Norbert J. Lima



/s/ Stephen Goodman                    Director                April 16, 2001.
- ----------------------------------
Stephen Goodman



/s/ William Turley                     Director                April 16, 2001.
- ----------------------------------
William Turley



/s/ Dennis  Hinz                       Director                April 16, 2001.
- ----------------------------------
Dennis Hinz



EX-3.1
1
EXHIBIT 3.1


                      [STONEFIELD JOSEPHSON, INC. LETTERHEAD]




                Consent of Independent Certified Public Accountants



Board of Directors
Prime Companies, Inc.



We consent to the use of our independent auditors' report dated April 4, 2002 on the consolidated balance sheet of Prime Companies, Inc. as of December 31, 2001 and the related statements of operations, changes in shareholders' equity and cash flows for the two years then ended, all included in Form 10-KSB and incorporated by reference in a Form S-8/A (AmendmentNo. 1) for the Compensation and Consulting Agreement of Brent Fouch, to be filed with the Securities and Exchange Commission on approximately April 18, 2002.


/s/ Stonefield Josephson, Inc

Santa Monica, California
April 17, 2002




















EX-5.1
2
EXHIBIT 5.1


                                  EXHIBIT 5.1

                         [PFEFFER & WILLIAMS, PC LETTERHEAD]

                                 April 15, 2002

Board of Directors
409 Center Street
Yuba City, CA 95991

Gentlemen:

     This opinion letter is submitted to you in conformance with Item 601 of Regulation S-B of the Securities and Exchange Commission with respect to the registration on Form S-8 (the "Registration Statement") by Prime Companies, Inc., a Delaware corporation, ("the Company") of 675,000 shares of Common Stock, $.0001 par value per share ("the Shares"), to be issued to Brent Fouch.

     We have examined the original, certified, conformed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents. We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

     Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized for issue and that the Shares, when issued as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion letter in the Registration Statement to be filed with the Securities and Exchange Commission.

                                       Sincerely,

                                       Pfeffer & Williams, PC


                                       By /s/ Irving Pfeffer
                                         ------------------------------
                                          Irving Pfeffer, Esq.




EX-10.1
3
EXHIBIT 10.1




                                 EXHIBIT 10.1



Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 15th day of May, 2001, by and between Prime Companies Inc., a Delaware Corporation (the "Company"), and Brent Fouch ("Consultant").

WHEREAS, the Company desires to continue the consulting services of Consultant in the areas of Corporate Image Advertising, Business Development, and Business Strategy for the Company (the "Services") in connection the Company's business, namely, a Telecommunications Company (the "Business");

WHEREAS, in consideration for the Services, the Company shall issue its common Stock that shall be registered S-8 stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

The Company acknowledges Consultant's provision of Services to date. Consultant agrees to provide Services in the future upon request of the Company during the period ending May 15th, 2002. Consultant shall be available to the Company for a minimum of ten hours per month during the twelve (12) month period to provide advice on all issues, but not limited to, the items stated below:

Strategic planning for the Company including assistance with the refinement of the Company's business plan, advertising and public relations management to enhance the Company's image, potential merger and acquisition candidates, requirements necessary for listing on the NASDAQ exchange, growth and expansion of Company's core business, and any other advice The Company may need regarding their publicly traded status. Consultant would undertake such services under the direction of Norbert Lima, Company CEO, or Stephen Goodman, Company CFO.

2. Issuance of Stock

In consideration of Services rendered to date and to be rendered during the Term, the Company hereby issues to Consultant the Company's stock, in the manner and for the price stated below, 675,000 shares of the Company's common stock, such number of shares representing 2.5% of the Company's issued and outstanding capital stock on the date hereof. The shares will be issued to the Consultant once the Company has filed with the SEC a registration statement on Form S-8 covering such issuance, which the Company undertakes to do with reasonable expediency.

Consultant acknowledges that this issuance constitutes taxable compensation and that any tax liability related thereto shall be the responsibility of Consultant. In these regards, the Company will issue Consultant a Form 1099, with the value of the shares being determined based upon the closing price of the Company's stock on the date of issuance.

3. Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) alter the time, if any, that such information becomes generally available to the public without any breach by Consultant;
(3)was already in Consultant's possession at the tine of disclosure to Consultant; (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using no less effort than the Consultant would use to maintain the confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

5. Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8 Miscellaneous

This Agreement (1) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives. successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT

/s/ Brent Fouch
Brent Fouch

COMPANY

/s/ Norbert J. Lima
Norbert J. Lima, Pres. & CEO